UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	December 20, 2012

Hudson Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

PO Box 1541, One Blue Hill Plaza Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A.           On December 20, 2012, the independent members of the Board of Directors (the “Independent Board Members”) of Hudson Technologies, Inc. (the “Registrant”), upon recommendation of the Compensation Committee of the Board, established a fiscal year 2012 bonus pool and approved cash awards to its executive officers. The amounts of the awards to be paid to the following executive officers of the Registrant are:

James R. Buscemi, the Registrant’s Chief Financial Officer, will receive a total cash award of $120,000;

Brian F. Coleman, the Registrant’s President and Chief Operating Officer, will receive a total cash award of $174,000;

Charles F. Harkins, the Registrant’s Vice President of Sales, will receive a total cash award of $145,000; and

Kevin J. Zugibe, the Registrant’s Chief Executive Officer and Chairman of the Board, will receive a total cash award of $264,000.

B.            On December 20, 2012, the Independent Board Members resolved to establish a pool at the end of fiscal year 2013 for the payment of cash awards to some or all of the executive officers, as well as to several other key employees of the Registrant. The amount of the pool is $1,000,000, the final amount will be determined by the Independent Board Members at the end of fiscal year 2013 based upon the Registrant achieving earnings in excess of a pre-determined level for fiscal 2013 (the “Benchmark”). In the event the Registrant’s 2013 earnings exceed the Benchmark, cash awards may be paid out of the pool to some or all of the executive officers. The Independent Board Members will determine which, if any, of the executive officers are to receive a cash award from the pool, as well as the amount of the cash awards to be paid to each such executive officer, which determination will be made, in the discretion of the Independent Board Members, based upon the overall 2013 financial results of the Registrant as well as on the personal performance of each executive officer during 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: December 27, 2012	By:	/s/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary